   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1998


                                                      REGISTRATION NO. 333-42323
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                               AMENDMENT NO. 5 TO
                                    FORM S-1
                             REGISTRATION STATEMENT


                        UNDER THE SECURITIES ACT OF 1933
                              -------------------

                                DOUBLECLICK INC.

             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                            7319                           13-3870996
           (State of                (Primary Standard Industrial            I.R.S. Employer
         Incorporation)                 Classification Code)             Identification Number)

                         41 MADISON AVENUE, 32ND FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 683-0001
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                               KEVIN J. O'CONNOR
                            CHIEF EXECUTIVE OFFICER
                                DOUBLECLICK INC.
                         41 MADISON AVENUE, 32ND FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 683-0001
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                   COPIES TO:

         ALEXANDER D. LYNCH, ESQ.                      MARK G. BORDEN, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                    HALE AND DORR LLP
        1633 BROADWAY, 47TH FLOOR                        60 STATE STREET
         NEW YORK, NEW YORK 10019                  BOSTON, MASSACHUSETTS 02109
              (212) 581-1600                              (617) 526-6000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration
Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                TITLE OF EACH CLASS                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
                  OF SECURITIES TO                    AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING   REGISTRATION
                   BE REGISTERED                      REGISTERED(1)     PER SHARE (2)           PRICE (2)          FEE (3)
Common Stock, par value
  $.001 per share...................................     3,450,000        $    17.00        $    58,650,000.00    $   17,303



(1) Includes 450,000 shares of Common Stock which the Underwriters have the option to purchase from the Company solely to cover over-allotments, if any.


(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a).


(3)        PREVIOUSLY PAID.


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.


                                                                                   AMOUNT TO
                                                                                    BE PAID
                                                                                 -------------
SEC registration fee...........................................................   $    17,303
NASD filing fee................................................................         6,365
Nasdaq National Market listing fee.............................................        88,500
Printing and engraving.........................................................       165,800
Legal fees and expenses........................................................       300,000
Accounting fees and expenses...................................................       150,000
Blue sky fees and expenses (including legal fees)..............................        15,000
Transfer agent fees............................................................         5,000
Miscellaneous..................................................................         2,032
                                                                                 -------------
    Total......................................................................   $   750,000
                                                                                 -------------
                                                                                 -------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities since January 23, 1996 (inception):

    In January 1996, the Registrant issued an aggregate of 905,912 shares of its common stock, par value $.01 per share ("Original Common Stock"), (i) to Poppe Tyson, Inc. a subsidiary of Bozell, Jacobs, Kenyon & Eckhardt in exchange for $500,000 in cash, and (ii) to Kevin J. O'Connor and Dwight A. Merriman in exchange for $75,000 in cash and fixed assets having an approximate value of $25,000. Such shares of Original Common Stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

    In August 1996, all outstanding shares of Original Common Stock were converted into shares of class A common stock.

    In June 1997, the DoubleClick Acquisition Corp. ("Newco") merged with and into the Registrant (the "Merger"). As a result of the Merger, the Registrant issued an aggregate of 36,667 shares of its Convertible Preferred Stock, par value $.001 per share, to the holders of common stock of Newco which consisted of: Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., BCIP Associates, BCIP Trust Associates, L.P., Brookside Capital Partners Fund, L.P., ABS Capital Partners II, L.P., Greylock Equity Limited Partnership, Greylock IX Limited Partnership, Canaan S.B.I.C., L.P., Canaan Equity, L.P., Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, C.V., Venrock Associates and Venrock Associates II, L.P. Such shares of Convertible Preferred Stock are convertible into an aggregate of 5,714,950 shares of Common Stock. In addition, as part of the Registrant's recapitalization, 7,395,740 shares of class A common stock were converted into 7,395,740 shares of Common Stock and 10,780,000 shares of class B common stock were converted into 2,987,721 shares of Common Stock.

    Also in June 1997, the Registrant sold 3,333 shares of its Convertible Preferred Stock to the following investors for $3,333,000: WPG Enterprise Fund III, L.P., Weiss, Peck & Greer Venture Associates IV, L.P. and Weiss, Peck & Greer Venture Associates IV Cayman, L.P. Such shares of Convertible Preferred Stock were sold in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof. Such shares of Convertible Preferred Stock are convertible into an aggregate of 519,484 shares of Common Stock.

    In December 1997, the Company issued 779,302 shares of Common Stock to Bozell, Jacobs, Kenyon & Eckhardt, Inc. upon conversion of a Convertible Promissory Note in the principal amount of $5,000,000. Such shares of Common Stock were issued in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2).

    The Registrant from time to time has granted stock options to employees in reliance upon an exemption under the Securities Act of 1933 pursuant to Rule 701 promulgated thereunder. The following table sets forth certain information regarding such grants:

                                                                                           RANGE OF
                                                                          NUMBER OF        EXERCISE
                                                                           SHARES           PRICES
                                                                        -------------  -----------------
January 23, 1996 (inception) through December 31, 1996................      1,363,380        $0.14- 0.28
January 1, 1997 through December 31, 1997.............................      1,038,725         0.28-13.00

    Between January 1, 1996 and December 31, 1997, an aggregate of 176,668 shares of Common Stock were issued to employees of the Registrant pursuant to the exercise of options at a weighted average exercise price of $0.16 per share in reliance on an exemption under the Securities Act of 1933 pursuant to Rule 701 promulgated thereunder.

    As indicated, the above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (i) Section 4(2) of the Securities Act, as transactions not involving any public offering, or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


    NUMBER                                                DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       1.1** Form of Underwriting Agreement.
       3.1** Restated Certificate of Incorporation.
       3.2** Amendment to Restated Certificate of Incorporation.
       3.3** Amended and Restated Certificate of Incorporation to be in effect upon the closing of the initial public offering.
       3.4** Bylaws.
       3.5** Amended and Restated Bylaws to be in effect upon the closing of the initial public offering.
       4.1** Specimen Common Stock certificate.
       4.2** See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the Certificate of Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
       4.3** Convertible Promissory Note held by Bozell, Jacobs, Kenyon & Eckhardt, Inc.
       5.1** Opinion of Brobeck, Phleger & Harrison LLP.
      10.1** 1996 Stock Option Plan.
      10.2** 1997 Stock Incentive Plan.
      10.3   [Reserved]
      10.4** Stockholders Agreement, dated as of June 4, 1997.
      10.5** Sublease dated August 1996, between Martin, Marshall, Jaccoma & Mitchell Advertising, Inc. and the
             Registrant.
      10.6** Lease dated July 1997, between Investment Properties Associates and the Registrant.
      10.7+** Procurement and Trafficking Agreement, dated December 1996, by and between Registrant and Digital
             Equipment Corporation.
      10.8** Amendment No. 1 to Procurement and Trafficking Agreement, dated January 1998, by and between
             Registrant and Digital Equipment Corporation.
      11.1** Statement re: Computation of Basic Net Loss Per Common Share.
      16.1** Letter from KPMG Peat Marwick LLP.
      16.2** Additional Letter from KPMG Peat Marwick LLP.
      21.1** Subsidiaries of the Registrant.
      23.1   Consent of Price Waterhouse LLP.
      23.2** Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
      24.1** Powers of Attorney.
      24.2** Power of Attorney of Donald Peppers.
      27.1** Financial Data Schedule.

     (b)     Financial Statement Schedules.


  Schedule II  Valuation and Qualifying Accounts.

------------------------

**  Previously filed.



+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4), or 497 (h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 19th day of February, 1998.


                                DOUBLECLICK INC.

                                By:            /s/ KEVIN J. O'CONNOR
                                     ------------------------------------------
                                                 Kevin J. O'Connor
                                              Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities indicated on February 19, 1998:


                                 SIGNATURE                                              TITLE(S)
           ------------------------------------------------------  --------------------------------------------------
                                                                   Chief Executive Officer and Chairman of the Board
                           /s/ KEVIN J. O'CONNOR                    Directors (Principal Executive Officer)
                -------------------------------------------
                             Kevin J. O'Connor

                                                                   President and Chief Financial Officer (Principal
                                     *                              Financial Officer)
                -------------------------------------------
                               Kevin P. Ryan

                                     *                             Chief Technology Officer and Director
                -------------------------------------------
                             Dwight A. Merriman

                                     *                             Controller (Principal Accounting Officer)
                -------------------------------------------
                             Stephen R. Collins

                                     *                             Director
                -------------------------------------------
                              David N. Strohm

                                     *                             Director
                -------------------------------------------
                              Mark E. Nunnelly

                                     *                             Director
                -------------------------------------------
                              W. Grant Gregory

                                     *                             Director
                -------------------------------------------
                               Donald Peppers

*By:    /s/ KEVIN J. O'CONNOR
      -------------------------
          Kevin J. O'Connor
          ATTORNEY-IN-FACT

                               DOUBLECLICK, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
         PERIOD FROM JANUARY 23, 1996 (INCEPTION) TO DECEMBER 31, 1996
                      AND THE YEAR ENDED DECEMBER 31, 1997

                               BALANCE AT THE         CHARGED TO                          BALANCE AT THE
                                BEGINNING OF           COSTS AND                            END OF THE
DESCRIPTION                      THE PERIOD            EXPENSES         WRITE-OFFS             YEAR
--------------------------  ---------------------  -----------------  ---------------  ---------------------
                                                             (IN THOUSANDS)
Allowance for doubtful
 accounts:
Period from January 23,
 1996
 (inception) to December
 31, 1996.................        $      --            $     150         $      --           $     150
Year ended December 31,
 1997.....................        $     150            $     831         $     269           $     712

                               INDEX TO EXHIBITS


NUMBER                                                  DESCRIPTION
---------  ------------------------------------------------------------------------------------------------------
      1.1** Form of Underwriting Agreement.
      3.1** Restated Certificate of Incorporation.
      3.2** Amendment to Restated Certificate of Incorporation.
      3.3** Amended and Restated Certificate of Incorporation to be in effect upon the closing of the initial public offering.
      3.4** Bylaws.
      3.5** Amended and Restated Bylaws to be in effect upon the closing of the initial public offering.
      4.1** Specimen Common Stock certificate.
      4.2** See Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the Certificate of Incorporation and Bylaws of the Registrant defining the rights of holders of Common Stock of the Registrant.
      4.3** Convertible Promissory Note held by Bozell, Jacobs, Kenyon & Eckhardt, Inc.
      5.1** Opinion of Brobeck, Phleger & Harrison LLP.
     10.1** 1996 Stock Option Plan.
     10.2** 1997 Stock Incentive Plan.
     10.3  [Reserved]
     10.4** Stockholders Agreement, dated as of June 4, 1997.
     10.5** Sublease dated August 1996, between Martin, Marshall, Jaccoma & Mitchell Advertising, Inc. and the
           Registrant.
     10.6** Lease dated July 1997, between Investment Properties Associates and the Registrant.
     10.7+** Procurement and Trafficking Agreement, dated December 1996, by and between Registrant and Digital
           Equipment Corporation.
     10.8** Amendment No. 1 to Procurement and Trafficking Agreement, dated January 1998, by and between
           Registrant and Digital Equipment Corporation.
     11.1** Statement re: Computation of Basic Net Loss Per Common Share.
     16.1** Letter from KPMG Peat Marwick LLP.
     16.2** Additional Letter from KPMG Peat Marwick LLP.
     21.1** Subsidiaries of the Registrant.
     23.1  Consent of Price Waterhouse LLP.
     23.2** Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
     24.1** Powers of Attorney.
     24.2** Power of Attorney of Donald Peppers.
     27.1** Financial Data Schedule.

    (b)    Financial Statement Schedules.


  Schedule II  Valuation and Qualifying Accounts.

------------------------


**  Previously filed.



+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.